Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus Dated June 11, 2018
Registration No. 333-224711

Free Writing Prospectus

This free writing prospectus relates to the initial public offering of Class A common stock of U.S. Xpress Enterprises, Inc., and should be read together with the preliminary prospectus dated June 4, 2018 (the “Preliminary Prospectus”).  On June 11, 2018, U.S. Xpress Enterprises, Inc. filed Amendment No 3 to the Registration Statement (“Amendment No. 3”), which may be accessed through the EDGAR website of the Securities and Exchange Commission at www.sec.gov.

This free writing prospectus reflects the following amendments that were made in Amendment No. 3.

As a result of net forfeitures of 86,334 unvested restricted stock units between March 31 and May 31, the number of unvested restricted units as of the May 31, 2018, share information date in the Preliminary Prospectus should have been 1,558,787 instead of 1,645,121. The corrected number and related revisions appear on pages 12, 15, 18, 44, 57, 60, 154, and 164 of the preliminary prospectus included in Amendment No. 3

There was no impact on any year end, interim, or pro forma financial information included in the Preliminary Prospectus.  Outstanding shares, including vested restricted stock units, were reported correctly.

U.S. Xpress Enterprises, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents U.S. Xpress Enterprises, Inc. has filed with the SEC for more complete information about U.S. Xpress Enterprises, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained by contacting BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.